ISCO International Announces Funding Arrangement; Realignment of Board of Directors and Management Team

ELK GROVE VILLAGE, IL -- 05/22/2008 -- ISCO International, Inc. (AMEX: ISO), a leading provider of radio frequency management and interference-control systems for the wireless telecommunications industry, today announced an agreement in principle of a new credit line arrangement with its lenders. Additionally, ISCO announced the addition of Steve McCarthy to the Board of Directors, as well as departures from the Board of Directors and Management Team.

New Credit Line Facility

ISCO secured an agreement in principle for a new $2.5 million credit facility with its lenders. The line would be expected to expire on August 1, 2010, and borrowings on the line will be charged a 9.5% interest rate. ISCO would borrow on the line immediately, using a portion of the proceeds to repay the outstanding $0.5 million short term debt to Lenders related to the receivables factoring arrangement, including accrued interest. "This credit line indicates validation of our plan and provides us the capital resources we need to implement our strategy. We will accelerate our realignment of the Company around key growth initiatives and transition our focus to sales and marketing activities that most effectively implement our go-to-market strategy," said Gordon Reichard, Jr., Chief Executive Officer of ISCO. "We expect to announce an investor call for early June to review our plan with our investors."

"I am pleased to see the buy in from our lenders and investors, and appreciate their continued support of our Company," said Mr. Reichard.

Addition of Stephen McCarthy to the Board of Directors

ISCO welcomes Mr. Stephen McCarthy to its Board of Directors. Mr. McCarthy served as Tellabs' Executive Vice President of Global sales, services and marketing from 2004 through 2007. Previously at Tellabs, he served as Sr. VP of Operations and Services, Sr. VP Optical Networking, Sr. VP Global Marketing and Sr. VP of Global Solutions and Services. Prior to Tellabs, Mr. McCarthy was Sr. VP of ADP's Major accounts division, and from 1989 through 1997 he held executive positions in both marketing and sales at Ameritech. Mr. McCarthy has a Bachelor of Science degree in Finance from the University of Illinois and an MBA from DePaul University.

"As we evolve our Company, this addition shows the deliberate, continuing diversification of our Board to support our market-focused plans for the future," said Mr. Ralph Pini, Chairman of the Board of Directors. "His experience, perspective and judgment should provide great benefit to our company. We are very pleased to welcome him aboard."

Board of Directors Resignations

ISCO announced the resignation of Mr. John Thode from the Board of Directors. Mr. Thode was CEO of ISCO until November 2007 when he joined a large Fortune 500 company, but continued to serve on ISCO's Board of Directors until May 2008. Additionally, Mr. Jim Fuentes also resigned, both as a director and an employee. Mr. Fuentes was a member of the Board of Directors since 2003 and became Chief Strategy Officer following the acquisition of Clarity Communication Systems Inc. by ISCO during January 2008.

"First and foremost, I'd like to thank John and Jim for their assistance in getting me up to speed here at ISCO since I joined two months ago," said Mr. Reichard. "We are making profound changes to our Company and business model. This process often includes the departures of some good people. Please join me in wishing them thanks for their contributions and only success in the future."

Company Departure

In addition to Jim Fuentes' departure, ISCO announces the departure of Mr. Frank Cesario, its Chief Financial Officer since 2002. "Frank has been with the Company a long time and has been key to managing through the many tough transitions that have occurred over the years," said Mr. Pini. "Over the past 60 days, Frank has provided the support and invaluable insight regarding all aspects of the Company allowing us to create the new plan we are about to embark upon," said Mr. Reichard. "Frank has a great future in front of him and I know everyone wishes him the best." The Company is in the advanced stages of the CFO selection process and will make an announcement at the appropriate time.

About ISCO International and Clarity Communication Systems

ISCO International (www.iscointl.com) is a leading global supplier of radio frequency management and interference-control systems for the wireless telecommunications industry and mobile operators. Clarity (www.claritycsi.com) specializes in the design, development and deployment of solutions for mobile devices and wireless networks. ISCO acquired Clarity during January 2008. Combined, the companies provide the wireless market with highly differentiated solutions, including adaptive interference management; PoC and PTx applications and hosted solutions; RF conditioning for all wireless technologies; location based applications and services; and novel, situational aware applications that combine both PoC and location enablement.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company's ability to obtain current financing to sustain operations, market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain additional financing in the future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K, as amended. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

CONTACT:
Mr. Frank Cesario,
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com